As filed with the Securities and Exchange Commission on February 28, 2003

Registration No.333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARAMARK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	23-3086414
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

ARAMARK Tower, 1101 Market Street, Philadelphia, Pennsylvania	19107
(Address of Principal Executive Offices)	(Zip Code)

ARAMARK 2001 Equity Incentive Plan

ARAMARK Corporation 1996 Directors Stock Ownership Plan

(Full title of the plan)

The Corporation Trust Company

1209 Orange Street

Wilmington, Delaware 19801

(Name and address of agent for service)

(302) 658-7581

(Telephone number, including area code, of agent for service)

Copies to:

Bart J. Colli, Esquire

ARAMARK Corporation

ARAMARK Tower

1101 Market Street

Philadelphia, Pennsylvania 19107

(215) 238-3000

CALCULATION OF REGISTRATION FEE

	Amount to be registered(3)	Proposed maximum offering price per share	Proposed maximum Aggregate offering price(4)	Amount of registration fee

Class A Common Stock, $0.01 par value per share (1)(2) Class B Common Stock, $0.01 par value per share (1)(2)	(2)	(4)	$252,753,850	$20,448

(1)	Associated with each share of class A and class B common stock is the right to purchase one share of series C preferred stock pursuant to a rights agreement. Preferred stock purchase rights do not carry a separate price or necessitate an additional filing fee.
(2)	An aggregate of 11,754,710 shares of Class A and Class B common stock may be issued under the 1996 Directors Stock Ownership Plan and the 2001 Equity Incentive Plan. Employees or directors who exercise stock options under the 1996 Directors Stock Ownership Plan will receive shares of class A-1, A-2 and A-3 common stock (collectively, the “class A common stock”) upon exercise. Employees or directors who exercise stock options or stock appreciation rights or acquire shares through other share-based awards under the Equity Incentive Plan may receive shares of class A common stock, shares of class B-1, class B-2 and class B-3 common stock (collectively, the “restricted class B common stock”) or shares of publicly traded class B common stock (the “unrestricted class B common stock” and together with the restricted class B common stock, the “class B common stock”) upon exercise or as a result of the award. Shares of class A-1, class A-2, class B-1 and class B-2 common stock are convertible into unrestricted class B common stock. Shares of class A-3 and class B-3 common stock are not convertible into unrestricted class B common stock until June 4, 2003. No separate consideration will be received for class B common stock that is issuable upon conversion of class A common stock or unrestricted class B common stock issuable upon conversion of restricted class B common stock.
(3)	Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends and similar anti-dilution provisions.
(4)	Estimated pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933, with respect to 11,550,710 shares, solely for purposes of calculating the registration fee, based upon $21.76, the average of the high and low sales price for a share of unrestricted class B common stock on February 24, 2003, as reported on the New York Stock Exchange Composite Tape, and calculated pursuant to paragraph (h) of Rule 457 with respect to 204,000 shares, based upon the price at which options may be exercised (100,000 at $6.20 per share and 104,000 at $7.60 per share).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed by ARAMARK Corporation (the “Company” or “Registrant”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

1.	Our Annual Report on Form 10-K for the fiscal year ended September 27, 2002;

2.	Our Quarterly Report on Form 10-Q for the quarterly period ended December 27, 2002;

3.	Our Current Report on Form 8-K filed on December 16, 2002; and

4.	The descriptions of the Company’s share capital contained in the Company’s Registration Statements on Form 8-A filed with the Commission under Section 12(g) and Section 12(b) of the Exchange Act on November 15, 2001 and on December 5, 2001, respectively, (File No. 000-33349 and File No. 001-16807), including any amendment or report filed for the purpose of updating such descriptions.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Experts

The consolidated financial statements and financial statement schedule of ARAMARK Corporation and subsidiaries as of September 27, 2002 and for the fiscal year then ended, included in ARAMARK Corporation’s Annual Report on Form 10-K for the fiscal year ended September 27, 2002, have been incorporated by reference in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report of KPMG LLP, covering the September 27, 2002 financial statements, contains an explanatory paragraph which states that ARAMARK Corporation has revised the fiscal 2000 and fiscal 2001 consolidated financial statements to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which was adopted by the Company as of September 29, 2001, as well as to give effect to the two-for-one merger exchange ratio and the change in the capital stock of the Company on

December 14, 2001. To the extent that KPMG LLP audits and reports on financial statements of ARAMARK Corporation issued at future dates, and consents to the use of their report thereon, such financial statements also will be incorporated by reference in the registration statement in reliance upon their report and said authority.

On May 23, 2002, the Registrant announced that it had appointed KPMG LLP to replace Arthur Andersen LLP (“Andersen”) as the Registrant’s independent public accountant. The decision to change independent public accountants was recommended by the Audit and Corporate Practices Committee and approved by the Registrant’s Board of Directors. Andersen’s reports on the Registrant’s consolidated financial statements for each of the fiscal years ended 2001, 2000 and 1999 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended 2001, 2000 and 1999 and through May 23, 2002, there were no disagreements with Andersen on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Andersen’s satisfaction, would have caused them to make reference to the subject matter in connection with their report on the Registrant’s consolidated financial statements for such years; and there were no reportable events as defined in item 304(a)(1)(v) of Regulation S-K.

The Registrant’s consolidated balance sheets as of September 28, 2001, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the three years in the period ended September 28, 2001 incorporated by reference in this Registration Statement have been audited by Andersen, as stated in its report dated November 14, 2001, which is incorporated by reference herein. After reasonable efforts, the Registrant has been unable to obtain Andersen’s consent to the incorporation by reference into this Registration Statement of its report with respect to the Company’s financial statements. Under these circumstances, Rule 437a under the Securities Act of 1933 permits the Registrant to file this Registration Statement without a written consent from Andersen. The absence of such consent may limit recovery by investors on certain claims. In particular, and without limitation, investors may not be able to assert claims against Andersen under Section 11 of the Securities Act of 1933. In addition, the ability of Andersen to satisfy any claims (including claims arising from Andersen’s provision of auditing and other services to the Registrant) may be limited as a practical matter due to recent events regarding Andersen.

Item 4.    Description of Securities.

The shares of Class A-1, Class A-2, Class A-3, Class B-1, Class B-2 and Class B-3 Common Stock and the right to purchase one share of Series C Preferred Stock associated with each share of Common Stock are registered under Section 12(g) of the Exchange Act. The shares of Class B Common Stock and the right to purchase one share of Series C Preferred Stock associated with each share of Class B Common Stock are registered under Section 12(b) of the Exchange Act.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability:

•	for breach of duty of loyalty;

•	for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (unlawful dividends); or

•	for transactions from which the director derived improper personal benefit.

Our amended and restated certificate of incorporation provides that we must indemnify our directors and officers to the fullest extent authorized by the Delaware General Corporation Law. We will also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery to us of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, our by laws, agreement, vote of stockholders or disinterested directors or otherwise.

We maintain insurance to protect ourselves and each of our directors, officers and representatives against any such expense, liability or loss, whether or not we would have the power to indemnify him or her against such expense, liability or loss under the Delaware General Corporation Law.

Item 7.    Exemption from Registration Claimed.

None.

Item 8.    Exhibits

Exhibit No.	Description

4.1	ARAMARK 2001 Equity Incentive Plan.

4.2	ARAMARK Corporation 1996 Directors Stock Ownership Plan.

5	Opinion of Morgan, Lewis & Bockius LLP.

23.1	Consent of KPMG LLP.

23.2	Consent of Morgan, Lewis & Bockius LLP (contained in Exhibit 5).

24	Power of Attorney (contained on signature page of this Registration Statement).

Item 9.    Undertakings.

The undersigned Registrant hereby undertakes:

(a)(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(l)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on February 28, 2003.

ARAMARK CORPORATION

By:	/s/ L. FREDERICK SUTHERLAND
Name: L. Frederick Sutherland Title: Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose name appears below hereby appoints Joseph Neubauer, L. Frederick Sutherland, Bart J. Colli, John M. Lafferty and Susan E. Goldy, and each of them, as his or her true and lawful agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this registration statement, with all exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorneys-in-fact and agents or their substitute or substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ JOSEPH NEUBAUER Joseph Neubauer	Chairman and Chief Executive Officer (Principal Executive Officer)	February 28, 2003

/s/ L. FREDERICK SUTHERLAND L. Frederick Sutherland	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	February 28, 2003

Name	Title	Date

/s/ JOHN M. LAFFERTY John M. Lafferty	Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	February 28, 2003

/s/ LAWRENCE T. BABBIO, JR. Lawrence T. Babbio, Jr.	Director	February 28, 2003

/s/ PATRICIA C. BARRON Patricia C. Barron	Director	February 28, 2003

/s/ ROBERT J. CALLANDER Robert J. Callander	Director	February 28, 2003

/s/ LEONARD S. COLEMAN, JR. Leonard S. Coleman, Jr.	Director	February 28, 2003

/s/ RONALD R. DAVENPORT Ronald R. Davenport	Director	February 28, 2003

/s/ THOMAS H. KEAN Thomas H. Kean	Director	February 28, 2003

/s/ JAMES E. KSANSNAK James E. Ksansnak	Director	February 28, 2003

/s/ JAMES E. PRESTON James E. Preston	Director	February 28, 2003

/s/ RONALD L. SARGENT Ronald L. Sargent	Director	February 28, 2003

/s/ KARL M. VON DER HEYDEN Karl M. von der Heyden	Director	February 28, 2003

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	ARAMARK 2001 Equity Incentive Plan.

4.2	ARAMARK Corporation 1996 Directors Stock Ownership Plan.

5	Opinion of Morgan, Lewis & Bockius LLP.

23.1	Consent of KPMG LLP.

23.2	Consent of Morgan, Lewis & Bockius LLP (contained in Exhibit 5).

24	Power of Attorney (contained on signature page of this Registration Statement).